Press Release

www.shire.com

Results of the Annual General Meeting held on April 28, 2009

Dublin, Ireland – April 28, 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that at its Annual General Meeting today, all resolutions contained in the notice of meeting were duly passed and the results of the poll are as follows:

		For*	Against	Withheld**
1.	To receive the Company’s accounts together with the director’s and auditor’s reports	385,589,148	2,271,000	26,380
2.	To approve the Remuneration Report	307,647,526	60,796,610	19,442,392
3.	To elect Dr Barry Price as a Director of the Company	356,441,471	31,425,618	19,439
4.	To re-appoint Deloitte LLP as Auditors of the Company	387,555,848	311,630	19,050
5.	To authorize the Audit, Compliance and Risk Committee to determine the remuneration of the Auditors	387,180,598	671,746	34,184
6.	To authorize the allotment of shares	332,997,412	54,868,377	20,739
7.	To authorize the disapplication of pre-emption rights	387,558,665	297,124	30,739
8.	To authorize market purchases	387,693,316	173,212	20,000

*  These figures include discretionary votes
** A vote “withheld” is not a vote in law and is not counted in the calculation of the votes “for” or “against” a resolution.

Two copies of all resolutions passed, other than resolutions concerning ordinary business, will shortly be submitted to the UK Listing Authority and will be available for inspection at the UK Listing Authority's Document Viewing Facility, which is situated at the Financial Services Authority, 25 The North Colonnade, Canary Wharf, London E14 5HS.

Contact at Shire plc: Tony Guthrie, Deputy Company Secretary, 01256 894746

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248
	Jessica Cotrone (North America)	+1 617 613 4640

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.